Exhibit 99.1

Kintara Announces $15.0 million Offering of Common Stock and Warrants Priced at a Premium to Market

SAN DIEGO, Sept. 24, 2021 /PRNewswire/ -- Kintara Therapeutics, Inc. (Nasdaq: KTRA) (“Kintara” or the “Company”), a biopharmaceutical company developing novel cancer therapies for patients who are failing, or are resistant to, current treatment regimens today announced that it has entered into securities purchase agreements with certain healthcare-focused institutional investors to raise approximately $15 million in gross proceeds, before placement agent fees and other offering expenses payable by Kintara, through the issuance of 12,000,000 shares of its common stock (or common stock equivalents) and investor warrants to purchase up to an aggregate of 12,000,000 shares of common stock in a registered direct offering priced at-the-market under Nasdaq rules. Each share of common stock (or common stock equivalent) is being sold together with one investor warrant to purchase one share of common stock at a combined offering price of $1.25. The investor warrants have an exercise price of $1.25 per share and are exercisable for three and one half years from the date of issuance. The closing of the offering is expected to occur on or about September 28, 2021, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The Company currently intends to use the net proceeds from the offering for funding its clinical studies, working capital and other general corporate purposes, including, but not limited to, funding acquisitions or investments in businesses, products or technologies that are complementary to the Company’s businesses, products and technologies.

The securities described above are being offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-254662) filed with the Securities and Exchange Commission (SEC) on March 24, 2021 and declared effective on April 1, 2021. The offering of the securities described herein will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the securities being offered will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, by telephone at (646) 975-6996, or email at placements@hcwco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Kintara

Located in San Diego, California, Kintara (Nasdaq: KTRA) is dedicated to the development of novel cancer therapies for patients with rare unmet medical needs. Kintara is currently developing two Phase 3-ready therapeutics, VAL-083 for GBM and REM-001 for cutaneous metastatic breast cancer (CMBC).

VAL-083 is a "first-in-class", small-molecule, bifunctional alkylating agent that crosses the blood-brain-barrier and has a novel mechanism of action that has demonstrated clinical activity against a range of cancers, including central nervous system, ovarian and other solid tumors (e.g., NSCLC, bladder cancer, head and neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on Kintara's internal research programs and these prior NCI-sponsored clinical studies, Kintara is currently conducting clinical trials to support the development and commercialization of VAL-083 in GBM.

REM-001 is a proprietary, late-stage photodynamic therapy platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 therapy has been previously studied in four Phase 2/3 clinical trials in patients with CMBC who had previously received chemotherapy and/or failed radiation therapy. With clinical efficacy of 80% complete responses of CMBC evaluable lesions and an existing robust safety database of approximately 1,100 patients across multiple indications, Kintara is advancing the REM-001 CMBC program to late-stage pivotal testing.

For more information, please visit www.kintara.com or follow us on Twitter at @Kintara_Thera, Facebook and Linkedin.

Forward-Looking Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the completion of the offering. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the satisfaction of customary closing conditions related to the offering, the intended use of proceeds from the offering, the impact of the COVID-19 pandemic on the Company's operations and clinical trials; the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended June 30, 2020, the Company's Quarterly Reports on Form 10-Q, and the Company's Current Reports on Form 8-K.

CONTACTS
Investors
CORE IR
516-222-2560
ir@coreir.com

Media
Jules Abraham
Director of Public Relations
CORE IR
917-885-7378
julesa@coreir.com